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                                  EXHIBIT 4.2
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                                                                     EXHIBIT 4.2

                      THE WAYNE SAVINGS AND LOAN COMPANY

                 1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


1.   PURPOSE

     The purpose of The Wayne Savings and Loan Company 1993 Stock Option Plan for Outside Directors (the "Directors' Option Plan") is to promote the growth and profitability of Wayne Savings and Loan Company (the "Association"), and to provide outside directors of the Association with an incentive to achieve long-term objectives of the Association, attract and retain non-employee directors of outstanding competence and to provide such outside directors with an opportunity to acquire an equity interest in the Association.

2.   ADMINISTRATION

     (a) The Directors' Option Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Association. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Directors' Option Plan and to make whatever determinations and interpretations in connection with the Directors' Option Plan it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Directors' Option Plan, and on their legal representatives and beneficiaries.

     (b) The Directors' Option Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934. Notwithstanding any term to the contrary appearing herein, unless permitted by Rule 16b-3(c)(2)(ii), subsequent to the establishment of the Directors' Option Plan neither the Committee nor the Board of Directors shall have the authority to determine the amount and price of securities to be awarded and/or timing of awards to designated directors or categories of directors, which terms shall be set forth herein. To the extent any provisions of the Plan or action by Plan administrators fails to comply with this subsection 2(b), such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Board of Directors.

3.   GRANT OF OPTIONS

     (a) Initial Grant.  Each outside director (for purposes of this Directors'
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Option Plan, the term "Outside Director" shall mean a member of the Board of
Directors of the Association not also serving as an employee of the Association) who is serving in such capacity on the date of the Association's initial public offering and at the effective date of this Directors' Option Plan, shall be granted a single non-qualified stock option to purchase shares of the Common Stock of the
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Association ("Common Stock") subject to adjustment pursuant to Section 5 in the following amounts: options to purchase 3,133 shares will be granted to each outside director with more than 15 years of service; options to purchase 2,733 shares will be granted to each outside director with 5 to 15 years of service; options to purchase 2,668 shares will be granted to outside directors with less than 5 years of service; and options to purchase an additional 467 shares will be granted to the Chairman of the Board. The purchase price per share of the Common Stock deliverable upon the exercise of each non-qualified stock option shall be the initial public offering price of the Common Stock of the Association in connection with the reorganization of Wayne Savings and Loan Company as a mutual holding company to be named Wayne Savings Bankshares, MHC (the "Company") and the establishment of the Association as its majority-owned subsidiary (the "Reorganization").

     (b) Subsequent Grants.  Each person who becomes an Outside Director
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following the closing of the Association's initial public offering shall be granted a single non-qualified stock option to purchase 100 shares of Common Stock, subject to adjustment pursuant to Section 5, to the extent shares remain available under the Directors' Option Plan.

     (c) Fair Market Value.  For purposes of the Directors' Option Plan, when
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used in connection with Common Stock on a certain date, "Fair Market Value"
means the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System (as published by the Wall Street Journal, if published) on the day prior to such date, or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon; provided, however, that if the Common Stock is not reported on the NASDAQ System, Fair Market Value shall mean the average sale price of all shares of Common Stock sold during the 30-day period immediately preceding the date on which such stock option was granted, and if no shares of stock have been sold within such 30-day period, the average sale price of the last three sales of Common Stock sold during the 90-day period immediately preceding the date on which such stock option was granted. In the event Fair Market Value cannot be determined in the manner described above, then Fair Market Value shall be determined by the Committee. The Committee shall be authorized to obtain an independent appraisal to determine the Fair Market Value of the Common Stock. For purposes of the grant of options in the Reorganization, Fair Market Value shall mean the initial public offering price of the Common Stock.

4.   TERMS AND CONDITIONS

     (a) Option Agreement.  Each option shall be evidenced by a written option
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agreement between the Association and the outside director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions that are not inconsistent with the terms of this grant.

     (b) Termination of Option.  Each option shall expire upon the earlier of
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(i) one hundred and twenty (120) months following the date of grant, or (ii) one
(1) year following the date on

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which the outside director ceases to serve in such capacity for any reason other than Cause. "Cause" is defined as personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that results in a material loss to the Association or an affiliate of the Association, or a final cease-and-desist order. If the Outside Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Outside Director's personal representative(s), heir(s) or devisee(s) at any time within the one (1) year period following his or her death; provided, however, that in no event shall the option be exercisable more than one hundred and twenty (120) months after the date of its grant. If the Outside Director is terminated for Cause all options awarded to him or her shall expire upon such termination.

     (c) Manner of Exercise.  The option may be exercised from time to time, in
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whole or in part, by delivering a written notice of exercise to the Chief
Executive Officer of the Association. Such notice is irrevocable and must be accompanied by full payment of the purchase price in cash or shares of previously acquired Common Stock of the Association at the Fair Market Value of such shares determined on the exercise date by the manner described in Section 3(b) hereof. If previously acquired shares of Common Stock are tendered in payment of all or part of the exercise price, the value of such shares shall be determined as of the date of such exercise.

     (d) Surrender Option.  In the event of an Outside Director's termination of
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employment as a result of death, Disability or retirement, the Outside Director
(or his or her personal representative(s), heir(s), or devisee(s)) may, in a form acceptable to the Committee, make application to surrender all or part of options held by such Outside Director in exchange for a cash payment from the Association of an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of employment and the exercise price per share of the option on the Date of Grant. Whether the Association accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion, it being expressly understood that the Association is under no obligation to any Outside Director whatsoever to make such payments. In the event that the Association accepts such application and determines to make payment, such payment shall be in lieu of the exercise of the underlying option and such option shall cease to be exercisable. As used herein, "Disability" shall mean the permanent and total inability by reason of mental or physical infirmity, or both, of an Outside Director to perform the duties customarily performed by him or her. Additionally, a medical doctor selected or approved by the Board of Directors of the Association must determine that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during such Outside Director's lifetime.

     (e) Transferability. Each option granted hereby may be exercised only by
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the Outside Director to whom it is issued or in the event of the Outside
Director's death, his or her personal representative(s), heir(s) or devisee(s) pursuant to the terms of Section 4(b) hereof.

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     (f) Limitations Upon Exercise of Options.  Notwithstanding any other
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provision of this Director's Option Plan, so long as the Company remains in the mutual form of organization, an option granted under this Plan may not be exercised if the exercise of such an option would result in the Company owning less than a majority of the Common Stock of the Association. Nothing herein shall preclude the Association from issuing additional authorized but unissued shares of Common Stock to the Company to allow for the exercise of options which would otherwise have resulted in the Company owning less than a majority of the Common Stock of the Association.

5.   COMMON STOCK SUBJECT TO THE PLAN

     The shares that shall be issued and delivered upon exercise of options granted under the Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Association as treasury stock. The number of shares of Common Stock reserved for issuance under the Directors' Option Plan shall not exceed 3% of the Common Stock of the Association, issued in connection with the Reorganization, subject to adjustments pursuant to this Section 5. Any shares of Common Stock subject to an option that for any reason either terminates unexercised or expires, shall again be available for issuance under the Directors' Option Plan.

     In the event of any change or changes in the outstanding Common Stock of the Association by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, split-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Association, the number of shares of Common Stock that may be issued under this Directors' Option Plan, the number of shares of Common Stock subject to options granted under the Directors' Option Plan, and the option price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to an Outside Director under the Directors' Option Plan.

6.   TREATMENT OF OPTIONS IN THE EVENT OF A CONVERSION TRANSACTION

     In the event that the Company converts (a "Conversion Transaction") from the mutual to stock form of organization ("Stock Holding Company") either on a stand-alone basis or in the context of a merger conversion, any options outstanding shall, at the option of the holder, (i) be convertible into options for Common Stock of the Stock Holding Company, or (ii) be exercised by the holder prior to the effective date of the Conversion Transaction and the holder shall be entitled to exchange, in the same manner as other minority stockholders of the Association, the shares of Common Stock of the Stock Holding Company. Provided, however, that if for any reason such options are not to be converted or such shares are not exchanged, the holders of options under this plan shall receive cash payment for the shares of stock represented by the options in an amount equal to the initial offering price of the Common Stock of the Stock Holding Company at the closing of the Conversion Transaction, less the original exercise price of such options and, with respect to options that have been exercised, the Stock Holding Company shall redeem such shares for cash in the same manner as such redemption would occur for other

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minority stockholders of the Association.  Any exchange, conversion of options, or cash payment for shares shall be subject to applicable federal and state regulations and, if necessary, subject to the approval of the appropriate Regulatory Authorities.

7.   EFFECTIVE DATE OF THE PLAN; SHAREHOLDER RATIFICATION

     The Directors' Option Plan has been adopted by the Board of Directors of the Association and shall become effective upon the Reorganization. Following the Reorganization, the Directors' Option Plan shall be presented to shareholders of the Association for ratification for purposes of (i) obtaining favorable treatment under Section 16(b) of the Securities Exchange Act of 1934;
(ii) maintaining listing on the NASDAQ System; and (iii) enabling the issuance by the Association of the underlying shares to qualify for exemption from OTS offering circular requirements. Failure to obtain shareholder ratification will not affect the validity of the Directors' Option Plan and the options granted thereunder.

8.   TERMINATION OF THE PLAN

     The right to grant options under the Directors' Option Plan will terminate upon the earlier of ten years after the Effective Date or the issuance of the Common Stock or exercise of options equal to the maximum number of shares of Common Stock reserved for issuance under the Directors' Option Plan. A majority of the shareholders of the Association represented in person or proxy at a meeting of the shareholders may terminate the Directors' Option Plan; provided, however, no such termination shall, without the consent of the affected individual, affect such individual's rights under a previously granted option.

9.   COMPLIANCE WITH RULE 16B-3 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

     (a) Notwithstanding any contrary provisions herein, unless permitted by Rule 16b-3(c)(2)(ii)(B) terms stating the amount and price of securities to be awarded and/or timing of awards to designated directors or categories of directors shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or rules thereunder.

     (b) Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act, and the Plan is intended to be administered in the manner specified in Rule 16b-3(c)(2)(ii). To the extent any provision of this Plan or actions by the plan administrators fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the plan administrators.

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10.  APPLICABLE LAW

     The Plan will be administered in accordance with the laws of the State of Ohio.

Adopted June 23, 1993

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